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                                  EXHIBIT 5.1
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                     OPINION OF GOODWIN, PROCTER & HOAR LLP


                                 April 15, 1999



Segue Software, Inc.
201 Spring Street
Lexington, MA 02421

Ladies and Gentlemen:

    This opinion is furnished in connection with the registration on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 156,501 shares of common stock, par value $.01 per share (the "Common Stock"), of Segue Software, Inc., a Deleware corporation (the "Company"). The Common Stock was issued by the Company to the holders thereof (collectively, the "Selling Shareholders") pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of December 3, 1998 by and among the Company, SSI Merger Corp., Eventus Software, Inc. and the Selling Stockholders.

    In connection with rendering this opinion, we have examined the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

    We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

    Based upon the foregoing, we are of the opinion that the Common Stock being registered for the account of the Selling Shareholders are duly issued and are validly issued, fully paid and nonassessable.

    The foregoing assumes that all requisite steps were taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Legal Matters" in the prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                   Very truly yours,

                                   /s/ GOODWIN, PROCTER & HOAR  LLP

                                   GOODWIN, PROCTER & HOAR  LLP